Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Julie Lorigan Senior Vice President, Investor and Media Relations (781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations Berns Communications Group (212) 994-4660

TALBOTS REPORTS SECOND QUARTER 2009 RESULTS

-Operating Performance Significantly Better-Than-Expected
-Positive Customer Response to Fall Merchandise
-Improved Selling Trends Continue into September

Hingham, MA, September 9, 2009 -- The Talbots, Inc. (NYSE:TLB) today reported adjusted second quarter net loss from continuing operations, which ended August 1, 2009, of  $17.6 million or $0.33 per share, excluding restructuring and impairment charges, compared to last year’s net loss of $9.4 million or $0.17 per share on a comparable basis.

 On a reported (GAAP) basis, second quarter net loss from continuing operations was $20.5 million or $0.38 per share, including restructuring and impairment charges of $2.9 million, or $0.05 per share, compared to last year’s net loss of $12.0 million or $0.22 per share for the thirteen week-period ended August 2, 2008, including restructuring and impairment charges of $2.5 million or $0.05 per share.

Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “It is important to note that we are beginning to see greater benefit from the strategic initiatives we put in place. We ended the second quarter with a substantial reduction in operating expenses and a solid increase in merchandise margin, all of which contributed to a significantly better-than-expected bottom line performance. We are especially pleased with our inventory position as we enter the third quarter.”

Highlights

●	Adjusted loss per share from continuing operations of $0.33, which excludes restructuring and impairment charges, was well ahead of Company’s guidance of $0.50 to $0.58 loss per share;

●	Pure merchandise gross margin increased 230 basis points compared to last year’s second quarter, primarily due to improved sourcing business practices and strong inventory management;

●
SG&A expenses decreased 50 basis points compared to last year’s second quarter, reflecting a $30 million, or 24% decline in expenses, primarily in the areas of payroll and employee benefits, and other corporate overhead expenses;

●	Total ending inventory from continuing operations decreased 29% compared to last year’s second quarter, a 28% decline on a per square foot basis;

●
Company encouraged by positive customer response to fall merchandise, with improved selling trends continuing into September. While the Company is still experiencing negative comparable store sales quarter to date, Talbots trend is substantially improved from second quarter.

Total sales from continuing operations for the thirteen weeks ended August 1, 2009 were in line with the Company’s expectations and were $304.6 million compared to last year’s sales of $395.2 million.  Retail store sales for the thirteen weeks were $254.8 million compared to $334.3 million last year. Comparable store sales declined 24.9% for the thirteen week period.

Direct marketing sales for the thirteen-week period were $49.8 million, including catalog and Internet, compared to $60.9 million last year.

Results for the Six-Month Period

For the six-month period, net loss from continuing operations on an adjusted basis, excluding the restructuring and impairment charges, was $30.0 million or $0.56 per share, compared to last year’s net income of $12.3 million or $0.22 per share on a comparable basis.

Net loss from continuing operations on a reported (GAAP) basis was $39.3 million or $0.73 per share, including restructuring and impairment charges of $9.3 million or $0.17 per share, compared to last year’s net income from continuing operations of $6.6 million or $0.12 per share for the six-month period ended August 2, 2008, including restructuring and impairment charges of $5.7 million or $0.10 per share.

Total sales from continuing operations were $610.8 million for the first half of the year, compared to last year’s sales of $810.0 million.  Retail store sales were $511.2 million compared to $679.4 million last year. Comparable store sales declined 25.9% for the six-month period. Direct marketing sales for the six-month period were $99.6 million, including catalog and Internet, compared to $130.6 million last year.

Other Corporate Initiatives

●
Sale of J. Jill – During the second quarter, Talbots announced that it had completed the sale of J. Jill to Jill Acquisition LLC, an affiliate of Golden Gate Capital, a San Francisco-based private equity investment firm.

●
Li & Fung Agreement – Talbots announced in August its buying agency agreement with an affiliate of Li & Fung Ltd., whereby Li & Fung will act as exclusive global apparel sourcing agent for substantially all Talbots apparel. Talbots anticipates that this partnership will simplify and centralize its sourcing activities, further reduce its costs of goods sold and internal operating expenses and improve time to market. Talbots will maintain complete control of all creative and product design and ensure that its quality remains the very highest. The Company is on track to complete the transaction by mid-September and Li & Fung will assume responsibilities for orders shortly thereafter.

●
Re-Launched Website – Talbots recently unveiled the re-launch of its website with new functionality, features and personalization. With a sophisticated look and easy navigation, the updated site is designed to improve the online shopping experience. In addition, the new web platform further allows Talbots to deliver targeted promotions and recommendations on timely, relevant products to its customers.

●
Upscale Outlet Concept – The Company launched its upscale outlet concept in May 2009, offering merchandise manufactured exclusively for this business at very attractive price points. With the addition of this concept, Talbots is tapping into a new customer base who shops almost exclusively at outlet centers. Talbots ended the second quarter with a total of 10 upscale outlets and has added over 3,000 new customers to its customer file. The Company plans to end the year with a total of 18 upscale outlets, including seven conversions of existing stores.   The Company continues to view its upscale outlet concept as a significant growth vehicle, with the potential to open 75 to 100 stores.

Store Productivity Initiative – Talbots implemented a set of key initiatives designed to further enhance customer service and drive improved in-store productivity. In late August, the Company rolled out to all stores a new selling skills program to reinvigorate the selling culture, introduced a new incentive program for store associates, and formalized the productivity standard to measure store associates’ performance.  These actions are expected to foster a stronger relationship with customers and create a positive and compelling shopping environment that should positively impact Talbots top-line performance.

Outlook

Ms. Sullivan concluded, “While we believe the retail environment will remain challenging throughout the back half of the year, we are encouraged by the positive customer response to our fall merchandise.  We will continue to aggressively manage those areas within our control and anticipate ongoing improvements to SG&A expense and merchandise margin in the second half of the year. We are making good progress in our goal to achieve $150 million in annualized cost reduction over two years and at this time have identified approximately $135 million to be realized in fiscal 2009.”

The Company currently expects to report a loss from continuing operations in the third quarter in the range of approximately $0.24 to $0.30 per share, excluding restructuring and impairment charges.  This anticipated result is based on a top-line sales decline planned to be in the range of approximately 14% to 17%.

The above outlook is based on the Company’s current internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance.

Conference Call Details

As previously announced, Talbots will host a conference call today, September 9, 2009, at 10:00 a.m. local time to discuss second quarter 2009 results. To listen to the live call, please dial 866-336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months.  In addition, an audio replay of the call will be available shortly after its conclusion and archived through September 11, 2009.  This archived call may be accessed by dialing (800) 642-1687; passcode 28575065.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of second quarter 2009, the Company operated 588 Talbots brand stores in 46 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

Cautionary Statement and Certain Risk Factors to Consider

        In addition to the information set forth in this press release, you should carefully consider the risk factors and risks and uncertainties included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as in this press release below.

This press release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “potential” or similar statements or variations of such terms. All of the information concerning our outlook, future financial performance, results or conditions, future credit facilities and availability, future merchandise purchases, future cash flow and cash needs, and other future financial performance or financial position constitutes forward-looking information. Our forward looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our internal plan, regular-price and markdown selling, operating cash flows, liquidity, and funds available under our credit facilities for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:

•
the material impact on our business, continuing operations and financial results of the significant deterioration in the U.S. economic environment, including continued substantial negative impact on consumer discretionary spending and consumer confidence, substantial loss of household wealth and savings, the disruption and significant tightening in the U.S. credit and lending markets, potentially long-term unemployment levels, and fluctuations in the value of the U.S. dollar, all of which continue to exert significant pressure on our business, continuing operations, liquidity and capital resources and results of operations and which, if such macro-economic conditions continue or worsen, can be expected to continue to have an increasing impact on our business, continuing operations, liquidity and capital resources, and results of operations and our ability to forecast future sales and operating results;

•
our ability to access on satisfactory terms or at all adequate additional financing and sources of liquidity necessary to fund our business and continuing operations and to obtain further increases in our credit facilities as may be needed from time to time;

•	our ability to generate sufficient liquidity whether through additional debt financing or other liquidity generating transactions to meet our near term and longer term cash needs;

•	our ability to consummate any asset securitization, asset collateralization or other similar financing transaction or transactions;

•	our ability to obtain extensions of commitment expiration dates and maturity dates of our existing credit facilities;

•
satisfaction of all borrowing conditions under our credit facilities including accuracy of all representations and warranties, no events of default, absence of material adverse effect or change, and all other borrowing conditions;

•
our ability to successfully execute, fund, and achieve our supply chain initiatives, anticipated lower inventory levels, future operating expense and other cost reductions, the success of the promotional cadence, and other initiatives to improve gross margins;

•	our ability to reduce spending as needed;

•	our ability to achieve our 2009 financial plan for operating results, working capital, liquidity and cash flows;

•
risks associated with the appointment of and transition to a new buying agent which will act as our exclusive global buying agent for most Talbots apparel products, and that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected, and that, upon any cessation of the relationship for any reason, we would be able to successfully transition to an internal or other external sourcing function;

•
risk of ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with extended payment of accounts payable and risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any disruption in our supply of merchandise;

•
the risk that anticipated benefits from the sale of the J. Jill brand business may not be realized or may take longer to realize than expected and the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill brand business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	our ability to accurately estimate and forecast future regular-price and markdown selling, operating cash flows and other future financial results and financial position;

•	the success and customer acceptance of our new merchandise offerings including our seasonal fashions and merchandise offerings, including our fall and holiday merchandise offerings;

•	future store closings and success of and necessary funding for closing underperforming stores;

•	risk of impairment of goodwill and other intangible and long-lived assets;

•
the potential impact of public health concerns, including severe infectious diseases, particularly on our distribution and call center facility operations and the manufacturing operations of our vendors as well as the potential impact on store traffic;

•	our ability to maintain adequate system security controls;

•	risks associated with the bankruptcy or significant deterioration of one or more of our major national retail landlords;

•	the risk of continued compliance with NYSE continued listing conditions; and

•	the impact of the deterioration in investment return and net asset values in the capital markets and the impact on increased expense and funding for pension and other postretirement obligations.

          All of our forward-looking statements are as of the date of this press release only. In each case, actual results may differ materially from such forward-looking information. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this press release or included in our periodic reports filed with the Securities and Exchange Commission could materially and adversely affect our continuing operations and our future financial results, cash flows, prospects, and liquidity. Except as required by law, the Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances affecting such forward-looking statements occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release.

*************************************************************************************
###

(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED AUGUST 1, 2009 AND AUGUST 2, 2008
Amounts in thousands except per share data

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008

Net Sales	$304,641	$395,209	$610,816	$809,983

Costs and Expenses
Cost of sales, buying and occupancy	220,239	278,501	431,395	525,213
Selling, general and administrative	94,880	124,885	205,703	255,126
Restructuring charges	2,875	4,063	9,271	8,643
Impairment of store assets	12	(590)	31	353

Operating (Loss) Income from Continuing Operations	(13,365)	(11,650)	(35,584)	20,648

Interest
Interest expense	7,245	4,852	14,600	10,541
Interest income	36	78	219	185

Interest Expense - net	7,209	4,774	14,381	10,356

(Loss) Income Before Taxes from Continuing Operations	(20,574)	(16,424)	(49,965)	10,292

Income Tax (Benefit) Expense	(93)	(4,473)	(10,666)	3,737

(Loss) Income from Continuing Operations	(20,481)	(11,951)	(39,299)	6,555

Loss from Discontinued Operations, net of taxes	(4,004)	(13,057)	(8,755)	(29,921)

Net Loss	$(24,485)	$(25,008)	$(48,054)	$(23,366)

Net (Loss) Income Per Share:

Basic (loss) income per share from continuing operations	$(0.38)	$(0.22)	$(0.73)	$0.12
Basic loss per share from discontinued operations	(0.07)	(0.25)	(0.16)	(0.56)
Basic loss per share	$(0.45)	$(0.47)	$(0.89)	$(0.44)

Diluted (loss) income per share from continuing operations	$(0.38)	$(0.22)	$(0.73)	$0.12
Diluted loss per share from discontinued operations	(0.07)	(0.25)	(0.16)	(0.56)
Diluted loss per share	$(0.45)	$(0.47)	$(0.89)	$(0.44)

Weighted Average Number of Shares of
Common Stock Outstanding:

Basic	53,827	53,442	53,724	53,372

Diluted for Continuing Operations	53,827	53,442	53,724	53,656

Diluted for Discontinued Operations and net loss	53,827	53,442	53,724	53,372

Cash Dividends Paid Per Share	$-	$0.13	$-	$0.26

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AUGUST 1, 2009 AND AUGUST 2, 2008
Amounts in thousands

	August 1,	August 2,
	2009	2008

Cash and cash equivalents	$113,471	$18,865
Customer accounts receivable - net	162,780	199,533
Merchandise inventories	145,494	209,570
Other current assets	60,517	85,641
Assets held for sale - current	-	434,485
Total current assets	482,262	948,094

Property and equipment - net	250,907	297,649
Goodwill	35,513	35,513
Trademarks	75,884	75,884
Other assets	11,378	27,531

TOTAL ASSETS	$855,944	$1,384,671

Accounts payable	$105,658	$117,923
Accrued liabilities	166,077	136,918
Notes payable to banks	147,100	34,000
Current portion of long-term debt	80,000	116,705
Current portion of related party debt	8,506	-
Liabilities held for sale - current	-	78,388
Total current liabilities	507,341	483,934

Long-term debt less current portion	20,000	232,000
Related party debt less current portion	241,494	-
Deferred rent under lease commitments	135,951	115,960
Deferred income taxes	28,456	544
Other liabilities	129,358	139,268
Stockholders' (deficit) equity	(206,656)	412,965

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$855,944	$1,384,671

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Twenty-Six Weeks Ended
	Aug 1,	Aug 2,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(48,054)	$(23,366)
Loss from discontinued operations, net of tax	(8,755)	(29,921)
Net (loss) income from continuing operations	(39,299)	6,555
Depreciation and amortization	37,958	42,239
Impairment of store assets	31	354
Deferred and other items	(8,761)	4,975
Changes in:
Customer accounts receivable	6,756	11,260
Merchandise inventories	61,481	48,806
Accounts payable	(16,189)	(25,236)
Accrued liabilities	(9,851)	(28,438)
All other working capital	9,156	(6,847)
	41,282	53,668

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(13,243)	(19,977)
Proceeds from disposal of property and equipment	-	2,549
	(13,243)	(17,428)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from working capital notes payable, net	-	34,000
Proceeds from working capital notes payable	8,000	-
Payments on working capital notes payable	(9,400)	-
Proceeds from related party borrowings	230,000	-
Payments on long-term borrowings	(208,351)	(40,248)
Payment of debt issuance costs	(1,720)	(750)
Purchase of treasury stock	(363)	(1,396)
Proceeds from options exercised	-	872
Excess tax benefit from options exercised	-	96
Cash dividends	-	(14,366)
	18,166	(21,792)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	694	(71)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(15,224)	(11,161)
Investing activities	63,827	(12,650)
Effect of exchange rate changes on cash	32	(8)
	48,635	(23,819)

NET INCREASE IN CASH AND CASH EQUIVALENTS	95,534	(9,442)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	16,551	24,280
DECREASE IN CASH AND CASH EQUIVALENTS OF
DISCONTINUED OPERATIONS	1,141	3,343
CASH AND CASH EQUIVALENTS, END OF PERIOD	$113,226	$18,181

SEC Regulation G

THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP presentation net (loss) income to non-GAAP net (loss) income from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended August 1, 2009		For the 13 weeks ended August 2, 2008

Loss from continuing operations after taxes	$(20,481)	$(0.38)	$(11,951)	$(0.22)
Impact of restructuring charges, net of taxes in 2008	2,875	0.05	2,957	0.06
Impact of asset impairments, net of taxes in 2008	12	0.00	(429)	(0.01)
Loss (income) from continuing operations before restructuring
and impairment charges after taxes	$(17,594)	$(0.33)	$(9,423)	$(0.17)

	For the 26 weeks ended August 1, 2009		For the 26 weeks ended August 2, 2008

(Loss) income from continuing operations after taxes	$(39,299)	$(0.73)	$6,555	$0.12
Impact of restructuring charges, net of taxes in 2008	9,271	0.17	5,505	0.10
Impact of asset impairments, net of taxes in 2008	31	0.00	225	0.00
Loss (income) from continuing operations before restructuring
and impairment charges after taxes	$(29,997)	$(0.56)	$12,285	$0.22